EXHIBIT 16


August 10, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.  20549



Dear Sir / Madam:

We have read the 6 paragraph(s) of Item 4 included in the Form 8-K dated August 13, 1999 of INTRUST Financial Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

Copy to:
Mr. Jay Smith, Chief Financial Officer, INTRUST Financial Corporation